UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 29, 2016

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500
Bethesda, MD 20814
(Address of Principal Executive Offices)  (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2016, the Board of Directors (the “Board”) of DiamondRock Hospitality Company (the “Company”) appointed Mr. William J. Shaw to the Board, effective October 1, 2016, increasing the size of the Board from seven members to eight members. Mr. Shaw was also appointed as a member of each of the Audit, Compensation and Nominating & Corporate Governance Committees.

Mr. Shaw, 70, is the Chairman of the Board of Marriott Vacations Worldwide Corporation. He served as Vice Chairman of Marriott International from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He joined Marriott International in 1974 and was named Corporate Controller in 1979 and a Corporate Vice President in 1982. In 1986, Mr. Shaw was named Senior Vice President-Finance and Treasurer of Marriott International.  He became Chief Financial Officer and Executive Vice President of Marriott International in 1988. In 1992, he was named President of the Marriott Service Group. Mr. Shaw serves on the Board of Directors of Carlyle Group Management L.L.C., the general partner of The Carlyle Group, L.P. He also serves on the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital.

Effective on October 1, 2016, Mr. Shaw will become eligible to receive the standard compensation provided by the Company to its other non-employee directors. Additionally, in connection with Mr. Shaw’s appointment to the Board, the Company and Mr. Shaw will enter into an indemnification agreement in substantially the same form as the Company has entered into with each of the members of the existing Board. Mr. Shaw is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a member of the Board, nor is he a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: September 29, 2016	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary